As filed with the Securities and Exchange Commission on March 13, 2024

Registration No. 333 - 273901

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANCORP 34, INC.

(Exact name of registrant as specified in its charter)

Maryland	6021	74-2819148
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8777 E. Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(623) 344-6064

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James T. Crotty

Chief Executive Officer

Bancorp 34, Inc.

8777 E. Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(623) 344-6064

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. Brennan Ryan, Esq. John M. Willis, Esq. Nelson Mullins Riley & Scarborough LLP Atlantic Station, 201 17th Street NW, Suite 1700 Atlanta, Georgia 30363 (404) 322-6000	James T. Crotty President and Chief Executive Officer Bancorp 34, Inc. 8777 E. Hartford Drive, Suite 100 Scottsdale, Arizona 85255 (623) 334-6064	Christian Otteson, Esq. Bo Anderson, Esq. Otteson Shapiro LLP 7979 E. Tuffs Avenue, Suite 1600 Denver, Colorado 80237 (720) 488-0220

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Agreement and Plan of Merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-273901

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

This registration statement will become effective automatically upon filing with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to its Registration Statement on Form S-4 (Registration No. 333-273901) (the “Prior Registration Statement”), which was declared effective on February 12, 2024, Bancorp 34, Inc., a Maryland corporation (the “Company”) registered an aggregate of 2,511,478 shares of its common stock, $0.01 par value per share (the “Common Stock”) and paid an aggregate fee of $2,744.59. The Company is filing this Registration Statement on Form S-4 pursuant to General Instruction K to Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended, solely to register an additional 239,500 shares of Common Stock for issuance in connection with the consummation of the merger contemplated by the Agreement and Plan of Merger, dated April 27, 2023, as amended (the “Merger Agreement”), by and between the Company and CBOA Financial, Inc., an Arizona corporation (“CBOA”), due to an amendment to the Merger Agreement dated December 21, 2023, which increased the merger’s exchange ratio from 0.24 to 0.2628 shares of Company common stock for each share of CBOA common stock outstanding and due to an increased amount of shares of CBOA common stock outstanding related to restricted stock awards granted by CBOA prior to the merger.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all amendments, supplements and exhibits thereto. Additional opinions and consents required to be filed with this Registration Statement are listed on the Exhibit Index included with this Registration Statement and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP

23.1*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)

23.2*	Consent of Plante & Moran, PLLC

23.3*	Consent of Eide Bailey LLP

24.1**	Power of Attorney

107*	Calculation of Filing Fee

*	Filed herewith.

**	Set forth on the signature page of the Company’s Registration Statement on Form S-4 (File No. 333-273901) filed with the Securities and Exchange Commission on August 10, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on the 13th day of March, 2024.

BANCORP 34, INC.

By:	/s/ James T. Crotty
James T. Crotty President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 13, 2024.

Signature		Title	Date

By:	/s/ James T. Crotty	Director, President and Chief Executive Officer	March 13, 2024
	James T. Crotty	(Principal Executive Officer)

By:	/s/ Kevin Vaughn	Senior Vice President and Chief Financial	March 13, 2024
	Kevin Vaughn	Officer (Principal Financial and Accounting Officer)

By:	*	Director	March 13, 2024
Kevin W. Ahern

By:	/s/ William F. Burt	Director	March 13, 2024
William F. Burt

By:	*	Director	March 13, 2024
Spencer T. Cohn

By:	*	Director	March 13, 2024
Wortham A. Cook

By:	*	Director	March 13, 2024
Randal L. Rabon

By:	*	Director	March 13, 2024
Elaine E. Ralls

By:	*	Director	March 13, 2024
Don P. Van Winkle

*By:	/s/ James T. Crotty
James T. Crotty
Attorney-in-Fact